Exhibit 99.1

Investor Contact: Alex Lewis
                  877-784-7167

Media Contact:    Debbie Atkins                                     NEWS RELEASE
                  864-597-8361


                    DENNY'S REPORTS JANUARY SAME-STORE SALES
             - Updates Fourth Quarter and Full Year 2005 Guidance -

         Spartanburg, S.C., February 2, 2006 - Denny's Corporation (Nasdaq:DENN) today reported same-store sales for its company-owned Denny's restaurants during the four-week month ended January 25, 2006 compared with the related period in fiscal year 2005.

   Sales:                            Jan. 2006
   ------------------------------    ---------
   Same-Store Sales                       8.4%
        Guest Check Average               7.2%
        Guest Counts                      1.1%


   Restaurant Counts:                  1/25/06       12/28/05
   ------------------------------    ---------      ---------
        Company-Owned                      543            543
        Franchised and Licensed          1,035          1,035
                                     ---------      ---------
                                         1,578          1,578

         "2006 is off to a strong start with an increase in same-store sales of more than 8%," commented Nelson J. Marchioli, President and Chief Executive Officer. "While we are pleased with these results, January sales benefited from a few distinct circumstances including price increases taken to offset higher utility and labor costs as well as favorable weather conditions compared with the prior year. In addition, we launched various value promotions in January in an effort to improve traffic in the regions where our sales have been soft, particularly the Midwest and Eastern states.

         "While we are encouraged by this positive momentum, it is early in the year and we do not believe this month's results are conclusive evidence of a sustainable positive trend in guest traffic. We remain focused on continuing to improve our restaurant fundamentals and are committed to enhancing our financial performance over the long term," concluded Marchioli.

         Denny's also updated previously announced guidance for the fourth quarter and full year of 2005 due to higher than expected operating costs. Based on preliminary unaudited estimates for the period ended December 28, 2005, management expects fourth quarter operating revenue of approximately $243 million, in line with previous guidance despite restaurant closures as a result of Hurricane Wilma. The lost sales days were offset by higher than expected same-store sales and, in particular, higher average guest check.

         Denny's fourth quarter results were impacted by higher energy prices, investments in restaurant labor, including higher wages and additional training, and incentive programs for both company and franchise performance. Adjusted EBITDA, as defined in our quarterly earnings releases, is expected to be approximately $29 million for the fourth quarter and $115 million for the full year 2005.

         Denny's currently expects a net loss for the fourth quarter of approximately $4 million, or $0.05 per share, compared with a net loss in the prior year of $14 million, or $0.16 per share. For the full year 2005, Denny's expects a net loss of approximately $7 million, or $0.08 per share, compared with a net loss in the prior year of $38 million, or $0.58 per share.

         Denny's expects to release final results for the fourth quarter 2005 and an outlook for 2006 after the markets close on Wednesday, February 15, 2006.

         Denny's is America's largest full-service family restaurant chain, consisting of 543 company-owned units and 1,035 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.


         The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as "expects", "anticipates", "believes", "intends", "plans", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 29, 2004 (and in the Company's subsequent quarterly reports on Form 10-Q).